August 6, 2008

FROM:	Anaren, Inc.
6635 Kirkville Road
East Syracuse, NY 13057

CONTACT:	George Blanton, Sr. VP and CFO
315-362-0436
Joseph E. Porcello, VP of Accounting
315-362-0514

ANAREN REPORTS 4TH QUARTER RESULTS

Syracuse, NY - Anaren, Inc. (NASDAQ: ANEN) today reported net sales for the fiscal 2008 fourth quarter ended June 30, 2008 of $34.2 million, down $1.7 million from the fourth quarter of last year. Net income for the fourth quarter of fiscal 2008 was $1.2 million, or $0.08 per diluted share, down from net income of $4.3 million, or $0.25 per diluted share for the fourth quarter of last year. Proforma net income per diluted share, excluding non cash equity based compensation was $0.13 for the fourth quarter of fiscal 2008 compared to $0.29 for the fourth quarter of the previous year.

Gross margin for the fourth quarter ended June 30, 2008 was 27.5%, compared to 35.6% for the fourth quarter of last year. The decline in gross margin in the current quarter resulted from poor yield on several production programs, a $250,000 Wireless inventory end of program charge and a $450,000 cost overrun on a development project within the Space & Defense Group.

Lawrence A. Sala, Anaren’s President and CEO said, “Though we are very pleased with the increase in net sales over the third quarter and strong flow of new orders in our Space & Defense Group, the Group continued to have execution issues on several production and development programs which we are addressing.”

Mr. Sala added, “During the quarter George Blanton joined our management team as Chief Financial Officer. George’s extensive experience integrating acquisitions and driving improved financial performance is an excellent fit for Anaren given our recent acquisition of M.S. Kennedy Corp. and our focus on improving profitability and cash flow.”

The effective tax rate on income from continuing operations for the fourth quarter of fiscal 2008 was 25.3% compared to 24.6% for the fourth quarter of fiscal 2007. The tax rate for fiscal 2009 is expected to be approximately 30%.

Operating income for the fourth quarter of fiscal 2008 was $1.1 million, or 3.3% of net sales, down from $4.9 million, or 13.5% of net sales for the fourth quarter of last year. During the quarter the Company incurred a $400,000 increase in R&D expense as a result of increased development work in both business groups. The company also incurred a restructuring charge of $255,000 related to personnel reductions at its Salem, New Hampshire subsidiary. These costs coupled with the decline in sales and gross margin reduced operating income by 10.2 percentage points for the fourth quarter of fiscal 2008.

The Company announced on August 1, 2008 that it had completed the acquisition of M.S. Kennedy Corp. (“MSK”) located in Syracuse, New York for a purchase price of $28.0 million on a cash free, debt free basis. MSK is a leading provider of high performance analog microelectronics to Defense and Space markets. MSK has experienced considerable growth over the last few years and is a leading producer of custom hybrids, power hybrids, and multi-chip modules. MSK offers broad electronic component design, packaging, and integration capability. The effective price adjusting for cash and the net present value of tax deductible goodwill is approximately $24.2 million. Anaren estimates that the effective price paid for the business represents a multiple of approximately 6X MSK’s calendar year 2007 EBITDA. Anaren will finance this transaction through a five year $50 million revolving debt facility. Earnings from MSK are expected to be accretive in fiscal 2009. The transaction is a significant step in Anaren's growth strategy.

For the year ended June 30, 2008, net sales were $131.3 million, up 1.8% from fiscal year 2007. Operating income for fiscal 2008 was $9.2 million, or 7.0% of net sales, down $7.8 million from last year. Income from continuing operations and net income for fiscal 2008 was $8.5 million, or $0.56 per diluted share, and $9.2 million, or $0.61 per share, respectively. This compares to income from continuing operations and net income for fiscal 2007 of $15.3 million, or $0.87 per diluted share.

Balance Sheet

During the fourth quarter, the Company generated $4.3 million in operating cash flow. Expenditures for capital additions in the fourth quarter were $2.6 million, driven primarily by the expansion and renovation of the Company’s East Syracuse, New York manufacturing facility as well as the acquisition of additional test equipment to support the growth in the Space & Defense Group. Cash, cash equivalents and marketable debt securities at June 30, 2008 were $44.1 million.

Wireless Group

Wireless Group net sales for the quarter were $19.5 million, down 15.5% from the fourth quarter of fiscal 2007. Continuing strong demand for standard components partially offset continued weakness in demand for custom assemblies from one customer. In general, demand for infrastructure products remains volatile and visibility remains very limited. Sales of consumer component products were $1.3 million for the quarter, up 174% from the fourth quarter of last year due to the continued diversification of the customer base through new design wins.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Huawei, Nokia, E G Components and Richardson Electronics, Ltd.

Space & Defense Group

Space & Defense Group net sales for the quarter were $14.7 million, up 15.3% from the fourth quarter of fiscal 2007. The increase in net sales from the fourth quarter of last year was due to the significant sales in the current quarter of passive ranging subsystems and space related products.

New orders for the quarter totaled $21.8 million and included contracts for passive ranging, radar and jamming subsystems. In addition to the strong flow of follow-on production orders, the Group received initial production orders on several new radar programs, each of which have multi-year production potential. Customers that generated greater than 10% of Space & Defense net sales for the quarter were ITT, Raytheon, Northrop Grumman, and Lockheed Martin. The Space & Defense Group backlog at June 30, 2008 was approximately $64.6 million.

Outlook

For the first quarter of fiscal 2009, which will include two months of net sales and earnings from MS Kennedy, we expect an increase in sales for the Space & Defense Group and a decline in sales for the Wireless Group. As a result, we expect net sales to be in the range of $33 - $36 million for the first quarter of fiscal 2009. With an anticipated tax rate of approximately 30%, expected stock based compensation expense of approximately $0.05 per diluted share and expected amortization of acquired intangibles and inventory step-up related to the acquisition of MSK of approximately $0.04 per diluted share, we expect GAAP net earnings per diluted share to be in the range of $0.06 - $0.10 for the first quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are “forward-looking statements”. These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

These known risks and uncertainties include, but are not limited to: the Company’s ability to successfully integrate the MSK acquisition, including but not limited to; the timely installation of appropriate financial controls; unknown liabilities not identified during due diligence; not realizing the expected benefits of the acquisition, including the realization of the accretive effects from the acquisition; the Company’s increased indebtedness after the acquisition, and the unanticipated loss of key management employees. Other non-acquisition related risks and uncertainties include: the Company’s ability to timely ramp up to meet some of our customers’ increased demands; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; the ability to successfully transition the production of resistive products from the Company’s Salem, New Hampshire facility to the Company’s Suzhou China facility; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company’s technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company’s products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren’s 2007 Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren’s business and their potential impact on Anaren’s revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and ccbn.com at http://www.streetevents.com on Wednesday, August 6 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning August 6, 2008 through midnight August 10, 2008. To listen to the replay, interested parties may dial in the U.S. at 888-203-1112 and international at 719-457-0820. The access code is 2351945. If you are unable to access the Live Webcast, the dial in number for the U.S. is 877-718-5104 and International is 719-325-4840.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren’s products, visit our Web site at www.anaren.com.

Anaren, Inc. and Subsidiaries
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Sales	$34,239,354	$35,860,574	$131,316,261	$128,987,104

Cost of sales	24,821,376	23,094,111	90,838,310	83,125,048
Gross profit	9,417,978	12,766,463	40,477,951	45,862,056
	27.5%	35.6%	30.8%	35.6%
Operating expenses:
Marketing	1,718,828	1,844,594	7,018,237	7,416,140
Research and development	2,844,724	2,458,105	10,410,400	9,134,147
General and administrative	3,277,514	3,070,673	12,993,069	11,755,535
Restructuring	255,000	-	255,000	-
Lease impairment	180,723	542,056	599,106	542,056
Total operating expenses	8,276,789	7,915,428	31,275,812	28,847,878

Operating income	1,141,189	4,851,035	9,202,139	17,014,178
	3.3%	13.5%	7.0%	13.2%
Other income (expense):
Other income, primarily interest	438,739	883,371	2,322,730	3,571,354
Interest expense	(26,826)	(6,143)	(79,400)	(24,572)
Total other income (expense)	411,913	877,228	2,243,330	3,546,782

Income before income taxes	1,553,102	5,728,263	11,445,469	20,560,960
Income taxes	393,000	1,411,000	2,982,000	5,211,000
Income from continuing operations	$1,160,102	$4,317,263	$8,463,469	$15,349,960
	3.4%	12.0%	6.4%	11.9%
Discontinued operations:
Income (loss) from discontinued operations of Anaren Europe	-	-	-	-
Income tax (benefit)	-	-	(770,000)	-

Income from discontinued operations	-	-	770,000	-

Net income	$1,160,102	$4,317,263	$9,233,469	$15,349,960
	3.4%	12.0%	7.0%	11.9%
Basic earnings per share:
Income from continuing operations	$0.08	$0.26	$0.57	$0.89
Income (loss) from discontinued operations	0.00	0.00	0.05	0.00
Net income	$0.08	$0.26	$0.62	$0.89

Diluted earnings per share:
Income from continuing operations	$0.08	$0.25	$0.56	$0.87
Income (loss) from discontinued operations	0.00	0.00	0.05	0.00
Net income	$0.08	$0.25	$0.61	$0.87

Shares used in computing net income
Per share:
Basic	14,236,344	16,757,148	14,826,795	17,318,508
Diluted	14,420,118	17,114,850	15,067,711	17,720,723

Anaren, Inc.
Consolidated Condensed Balance Sheet
(Unaudited)

	June 30, 2008	June 30, 2007
Assets:

Cash, cash equivalents and short-term investments	$31,784,754	$43,014,064
Accounts receivable, net	23,101,590	19,768,701
Other receivables	1,505,162	1,606,093
Inventories	26,981,367	24,331,597
Other current assets	3,351,128	3,067,019
Total current assets	86,724,001	91,787,474

Net property, plant and equipment	42,266,431	37,091,786
Long term investments	12,307,968	31,540,247
Goodwill	30,715,861	30,715,861
Other assets	31,159	68,947
Total assets	$172,045,420	$191,204,315

Liabilities and stockholders’ equity
Liabilities:
Accounts payable	$9,160,496	$11,717,120
Accrued expenses	2,581,074	3,907,652
Customer advance payments	1,259,001	1,318,812
Other liabilities	2,560,466	1,985,856
Total current liabilities	15,561,037	18,929,440

Other non-current liabilities	5,620,727	5,480,727
Total liabilities	21,181,764	24,410,167

Stockholders’ equity:
Retained earnings	94,540,282	85,306,813
Common stock and additional paid-in capital	192,587,790	188,149,232
Accumulated comprehensive loss	(343,990)	(984,640)
Less cost of treasury stock	(135,920,426)	(105,677,257)
Total stockholders’equity	150,863,656	166,794,148
Total liabilities and stockholders’ equity	$172,045,420	$191,204,315

Anaren, Inc.
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Twelve Months	Three Months
	Ended	Ended
	June 30, 2008	June 30, 2008
Cash flows from operating activities:
Net income	$9,233,469	$1,160,102
Income from discontinued operations	770,000	-
Income from continuing operations	8,463,469	1,160,102

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:

Depreciation	6,764,178	1,806,650
Amortization	604,573	131,353
Loss on disposal of fixed assets	151,686	151,686
Provision for doubtful accounts	163,628	187,825
Deferred income taxes	(935,725)	(254,725)
Equity based compensation	3,675,679	894,587
Receivables	(3,340,517)	(67,917)
Inventories	(2,671,112)	640,905
Accounts payable	(1,593,693)	58,623
Other assets and liabilities	672,549	(380,018)

Net cash provided by continuing operations	11,954,715	4,329,071
Net cash used for discontinued operations	-	-
Net cash provided by operating activities	11,954,715	4,329,071

Cash flows from investing activities:
Capital expenditures	(12,383,440)	(2,615,575)
Net maturities of marketable debt and equity securities	32,507,265	2,460,000
Net cash provided by investing activities	20,123,825	(155,575)

Cash flows from financing activities:
Stock options exercised	665,599	74,595
Tax benefit from exercise of stock options	118,622	1,690
Purchase of treasury stock	(30,243,169)	-
Net cash used in financing activities	(29,458,948)	76,285

Effect of exchange rates	178,957	(11,991)

Net increase in cash and cash equivalents	2,798,549	4,237,790

Cash and cash equivalents at beginning of period	7,912,276	6,473,035
Cash and cash equivalents at end of period	$10,710,825	$10,710,825

Non-GAAP Measurements

Non-GAAP results reported in this release, which are a supplement to financial results based on GAAP, exclude charges for stock based compensation. The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. The chart below, compares results on a GAAP basis to pro-forma results excluding non-cash equity based compensation.

Anaren, Inc.
Reconciliation of GAAP and Pro-forma Gross Profit, Operating Income, Net Income and Earnings Per Share

	Three Months Ended		Twelve Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net sales	$34,239,354	$35,860,574	$131,316,261	$128,987,104

GAAP gross profit	9,417,978	12,766,463	40,477,951	45,862,056
% of sales	27.5%	35.6%	30.8%	35.6%
Stock based compensation expense	220,778	131,182	846,265	876,939

Proforma gross profit	$9,638,756	$12,897,645	$41,324,216	$46,738,995
% of sales	28.2%	36.0%	31.5%	36.2%

GAAP operating income	$1,141,189	$4,851,035	$9,202,139	$17,014,178
% of sales	3.3%	13.5%	7.0%	13.2%
Stock based compensation expense	894,588	880,915	3,675,679	3,415,905

Proforma operating income	$2,035,777	$5,731,950	$12,877,818	$20,430,083
% of sales	5.9%	16.0%	9.8%	15.8%

GAAP net income	$1,160,102	$4,317,263	$9,233,469	$15,349,960
% of sales	3.4%	12.0%	7.0%	11.9%
Stock based compensation expense, net of tax	665,588	714,915	2,730,679	2,927,905

Proforma net income	$1,825,690	$5,032,178	$11,964,148	$18,277,865
% of sales	5.3%	14.0%	9.1%	14.2%

Diluted earnings per share:
GAAP net income	$0.08	$0.25	$0.61	$0.87
Stock based compensation expense, net of tax	0.05	0.04	0.18	0.16
Proforma net income per share	$0.13	$0.29	$0.79	$1.03

Shares used in computing net income
per share:
Diluted	14,420,118	17,114,850	15,067,711	17,720,723